UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2006
WHITEHALL JEWELLERS, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-15615 (Commission File Number)	36-1433610 (IRS Employer Identification No.)

155 North Wacker Drive, Suite 500, Chicago, Illinois (Address of Principal Executive Offices)	60606 (Zip Code)
Registrant’s Telephone Number, Including Area Code: 312-782-6800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Change in Control of Registrant.
(a) WJ Acquisition Corp., a Delaware corporation (“Purchaser”), has accepted for payment all of the outstanding common stock, par value $0.001 per share, and the associated preferred stock purchase rights (collectively, the “Shares”) tendered pursuant to its previously disclosed tender offer. The tendered Shares, together with the Shares already beneficially owned by Purchaser and its affiliates, represent approximately 76% of Whitehall’s outstanding voting power. According to the Schedule TO filed by the Purchaser and its affiliates on February 8, 2006, as amended (the “Schedule TO”), Prentice Capital Management, LP, a Delaware limited partnership, and Holtzman Opportunity Fund, L.P., a Nevada limited partnership (the “Investors”), had cash and cash equivalents, short-term investments and readily marketable securities substantially in excess of the amount required to acquire the Shares, and the Purchaser obtained all funds needed to acquire the Shares through a capital contribution from the Investors.
(b) Not applicable.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(a)-(c) Not applicable
(d) In connection with the change in control described in 5.01 above, Robert L. Baumgardner, Edward Dayoob, Jonathan Duskin, Seymour Holtzman and Charles G. Phillips were added to the board of directors of Whitehall (the “Board”) effective on March 15, 2006.

This change in a majority of the Board was previously disclosed in the Company’s Information Statement pursuant to Section 14(f) of the Exchange Act, which was annexed to the Company’s Schedule 14D-9, filed with the SEC on February 13, 2006.
Effective upon the change in the composition of the Board, the following directors comprise (a) the Compensation Committee: (i) Daniel H. Levy, as Chairperson; (ii) Jonathan Duskin; (iii) Seymour Holtzman; and (iv) Charles G. Phillips; (b) the Governance and Nominating Committee: (i) Sanford Shkolnik, as Chairperson; (ii) Jonathan Duskin; (iii) Seymour Holtzman; and (iv) Charles G. Phillips.
Item 8.01 Other Events.
Jean FitzSimon, Executive Vice President and General Counsel of the Company, advised the Company that she will be resigning from her position, but will remain in her current position with the Company through at least the end of April 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITEHALL JEWELLERS, INC. (Registrant)
By:	/s/ John R. Desjardins
John R. Desjardins
Executive Vice President and Chief Financial Officer

Date: March 17, 2006